UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):        January 14, 2005

(January 13, 2005)

BEACON ROOFING SUPPLY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50924	36-4173371
(Commission File Number)	(IRS Employer Identification No.)

1 Lakeland Park Drive Peabody, MA	01960
(Address of Principal Executive Offices)	(Zip Code)

(978) 535-7668

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Principal Offices; Election of Directors; Appointment of Principal Officers.

On January 13, 2005, the Board of Directors (the “Board”) of Beacon Roofing Supply, Inc. (the “Company”) voted to increase the size of the Board from seven members to eight members. To fill the vacancy created by this increase, the Board, upon the recommendation of its Nominating and Corporate Governance Committee, voted to elect H. Arthur Bellows, Jr. as a new director to serve until the 2005 annual meeting of stockholders of the Company and until his successor is elected and qualified. Mr. Bellows is expected to be named as a member of the Audit Committee at a later date.

In accordance with the Company’s compensation policy for independent directors, the Company granted to Mr. Bellows a non-qualified stock option to purchase 20,000 shares of its common stock under the Company’s 2004 Stock Plan. This option has an exercise price of $19.40 per share, which represents the closing price per share of the Company’s common stock as reported on the Nasdaq National Market on January 13, 2005, the date on which the option was granted. The option has a ten-year term and becomes exercisable on January 13, 2006.

Item 9.01    Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit Number	Description

99.1	Press release dated January 14, 2005, announcing the election of H. Arthur Bellows, Jr. as a member of the Board of Directors of Beacon Roofing Supply, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON ROOFING SUPPLY, INC.

Date: January 14, 2005	By:	/S/ DAVID R. GRACE
David R. Grace
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated January 14, 2005, announcing the election of H. Arthur Bellows, Jr. as a member of the Board of Directors of Beacon Roofing Supply, Inc.